UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report
(Date of Earliest Event Reported):	Commission File Number:
October 31, 2007	0-51715

SPORT-HALEY, INC.

(Exact name of Registrant as specified in its charter)

Colorado	84-1111669
(State of incorporation)	(I.R.S. Employer
Identification Number)

4600 E. 48th Avenue

Denver, Colorado 80216

303/320-8800

(Address of principal executive

offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2007, Sport-Haley, Inc. (the “Company”) entered into an Amended Executive Employment Agreement with Catherine B. Blair, Vice President - Merchandising and Design, that is effective July 1, 2007. A copy of the Amended Executive Employment Agreement is attached hereto as Exhibit 10.1 and the information contained therein is incorporated herein by reference.

The Amended Executive Employment Agreement requires that Ms. Blair devote her full business time as our Vice President of Merchandising/Design, at an annual salary of $160,000, for the 2008 fiscal year, and $175,000 per year thereafter, and such bonuses as awarded by the Compensation Committee of the Board of Directors. The amended agreement has an initial two year term, subject to automatic one-year extensions after each year. If the Company elects to terminate the amended agreement without “cause” (as defined in the agreement) or not to renew the agreement upon its expiration, or if Ms. Blair terminates the agreement with or without cause, she is entitled to receive severance compensation equal to fifteen months’ salary, plus 50% of the bonus, if any, paid to her in the preceding 12 months. During the time she were to receive any such severance compensation, Ms. Blair is entitled to participate in all employee benefit plans, at our expense. If there were to be a non-negotiated change in control of Sport-Haley, Inc., and either we or Ms. Blair terminate the agreement within sixty days of the change of control, then Ms. Blair is entitled to lump sum severance compensation equal to two times her annual salary and bonus payments during the preceding 12 months. The amended agreement contains a non-competition provision for twelve months following termination, provided Ms. Blair could be released from the non-competition clause if she were terminated without cause and if she had elected to forego any severance pay. If Ms. Blair becomes “totally disabled,” as defined in the agreement, during the term of the agreement, her full salary will be continued for one year from the date of total disability.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Amended Executive Employment Agreement - Catherine B. Blair

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORT-HALEY, INC.

Date: November 2, 2007	By:	/s/ Patrick W. Hurley
Patrick W. Hurley, Chief Financial Officer